EXHIBIT 99


                                                       DT Industries, Inc.
                                                       1949 E. Sunshine
                                                       Suite 2-300
                                                       Springfield, MO 65804
                                                       NASDAQ:  DTII

FOR FURTHER INFORMATION:

At the Company:                       At The Financial Relations Board:
Bruce P. Erdel                        Karl Plath                 Bill Schmidle
Vice President, Finance               General Information        Analyst Contact
417/890-0102                          312/640-6738               312/640-6753



                  DT INDUSTRIES, INC. ANNOUNCES 1-MILLION SHARE
                     EXPANSION OF STOCK REPURCHASE PROGRAM

Springfield, Mo., August 31, 1998--DT Industries, Inc. (Nasdaq: DTII) announced today that its Board of Directors authorized the repurchase of up to an additional 1 million shares of its common stock. The repurchases may be made on the open market, or in negotiated or other permissible transactions. As of August 31, 1998, there were 10.4 million shares of common stock outstanding.

DT Industries announced in early July that it had completed a one million share repurchase which was authorized in May 1998.

"We remain convinced that the current price of DT Industries' stock does not reflect the true value of the company, both currently and after consideration of longer-term prospects," said Steven J. Gore, president and chief executive officer. "Our continuing investment in DT Industries' common stock, which we consider in the best interests of our shareholders, reflects our confidence in the company's future and our commitment to enhancing shareholder value. The purchases will be financed from available cash flow and existing debt facilities. We expect cash flow and debt capacity will remain adequate to finance future acquisitions and other investments."

DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.


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